Exhibit 10.1

                   REYNOLDS WORLD INVESTMENT ENTERPRISES, LLC
               FINANCIAL PUBLIC RELATIONS CONSULTING AGREEMENT ON
                              FINANCIALSPIDER.COM

This agreement is entered into on this 23rd day of May 2005 by Reynolds World Investment Enterprises, LLC. (hereinafter known as "Firm"), American Soil Technologies, Inc., (hereinafter known as the "Client").

Whereas, the parties desire to set forth the terms and conditions under which the said services shall be performed.

Now therefore, in consideration of the promises of the mutual covenants herein, the parties hereto agree as follows:

PART I

SUBJECT OF THE AGREEMENT

Subject to the terms and conditions of this Agreement, the Firm agrees to provide to the Client the following services, hereinafter referred to as the "Services":

A. PROFILE ON FINANCIALSPIDER.COM
Our Company will create a custom profile for your company and feature it in the proper market section on our website. This profile will be available the duration of your promotion.

B. EMAIL DISSEMINATION
To notify FinancialSpider.com Members and Affiliate members of your company, we will execute one initial email dissemination a month featuring your company as the Company Spotlight Alert. Our firm will follow up the email dissemination with company news or information upon its release.

     * At Least One Company Spotlight a Month
     * Corporate News Releases (unlimited)

C. FINANCIAL SPIDER SEARCH ENGINE LISTING
Your Company will be assigned a higher priority search in our search engine. We will select a number of keywords that apply to your company (ex: manufacturing, technology, etc.) and affix them within your index pages. 2 things are accomplished in doing so. One, any investor, broker, or user who uses our search engine and types in any of those key phrases, your company will pop up first on the results list automatically. Second, this will help your company's website obtain relevancy with other search engines such as, google, yahoo, MSN, AOL, etc.

D. PAY-PER-CLICK EXPOSURE CAMPAIGN
When your Company is included and weighted within our financial search engine, this inclusion automatically places you in our Pay-Per-Click Program. We give your company a $2,000.00 credit at 6 cents ( 33,000 click throughs) per click which is apart of your campaign.

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WEBSITE ANALYSIS

We conduct a complete Analysis of your website to make sure that it has the adequate tags, keywords, and other information needed for a high or successful ranking within the search engine.

WEBSITE EXPOSURE BROADCAST
Once your Website Analysis has been conducted and any potential problems corrected, we will promote your company's website to all the main search engines. This helps having your company's news, press releases, and any other information spider into all the major engines so investors and brokers find your company based on your companies key words.

OBLIGATION OF THE CLIENT
A. Provide all pertinent content in a timely and efficient manner.

PART II

PAYMENT FOR SERVICES

Upon signing this agreement, Client agrees to pay to the Firm a fee of 30,000 restricted shares of American Soil Technologies, Inc. (OTCBB: SOYL) common stock each month for 3 months. Client understands that this is a 3-month program, starting as soon as the shares are received.

Payments are due on the 1st business day of each month and must be received by the Firm within 10 business days of the 1st day of each month, or a penalty equal to 5% of the monthly contracted payment will be assessed for that month. Penalty must be paid in cash and must be received by the Firm before the next payment is due the following month.

PART III

PERFORMANCE MEASURES

Firm will commit its best efforts in relation of exposure with Clients campaign. Firm does not make or state any guarantees beyond its best efforts utilizing its listed services. Past performance does not guarantee future performances.

CONTRACTUAL RELATIONSHIP

In performing the services under this agreement, the Firm shall operate as, and have the status of, an independent contractor. CLIENT shall not ask to perform any activities that could subject Reynolds World Investment Enterprises, LLC to any allegation of violations of Federal or applicable State securities or international contract law. PART IV

INDEMNIFICATION

The Client agrees to assume liability for, and does hereby indemnify, protect, save and keep harmless the Firm and its successors, assigns, agents and servants, if applicable, (the "Indemnified Parties") from and against any and all claims, damages, losses, liabilities, obligations, demands, suits, penalties, judgments or causes of action and all legal proceedings, whether civil or criminal, penalties, fines and other sanctions, and any costs and expenses in connection therewith including, without limitation, legal fees and expenses of whatever kind and nature (whether or not also indemnified against by any other person under any other document), which may result from or arise in

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any manner out of performance of the Services hereunder (except claims arising out of the gross negligence or willful misconduct of the Firm or its successors or assigns). The indemnities contained in this section shall continue in full force and effect notwithstanding the assignment, expiration or other termination of this Agreement.

PART VI
FINAL PROVISIONS

NO CONTINUING WAIVER
Any waiver by the Firm of the performance of any obligation or condition required hereby by the Client shall not constitute an agreement by the Client of any continuing waiver and shall not thereafter preclude the Firm from demanding, with notice to the Firm, full performance according to the terms hereof.

CONFIDENTIALITY
Commencing with the effective date of this Agreement and continuing in perpetuity, both parties, including their agents, may have access to confidential and proprietary information and business contacts of the other party which, absent of this Agreement and relationship, would not otherwise have such information which is and would remain confidential, proprietary or privileged and not allowed to be retained, possessed, communicated or distributed by the other party. As used in this Agreement, confidential or proprietary Information, hereinafter referred to as "Information", shall be defined as and include any information or materials related to either party's company ownership, structure, participating principals, financial information, including reports and financial information as set forth herein, institution sources or consultants including any documents connected therewith.

NON-DISCLOSURE
Notwithstanding the use of Information required in any litigation initiated by any party to this Agreement, both the Firm and Client agree that for any reason or cause, at any time, neither party hereto, nor any persons over whom either party hereto can exercise reasonable control, including, but not limited to its employees, agents, consultants, assigns, successors in interest, personal representatives, estates, heirs and/or legatees, as applicable, will not disclose, disseminate, distribute, sell, barter, exchange, give, or otherwise provide Information, to any individual, partnership, company, corporation, trust, government or any other entities, commercial or non profit, domestic or international, unless that person or entity has or will have direct or indirect involvement or participation with the Firm or the Client or their related entities, except as necessary for the performance of the duties and obligations under and in accordance with this Agreement. This provision will not apply if the information becomes publicly available without breach of this Agreement, is independently developed or obtained by the receiving party other than from the disclosing party or the receiving party is required by law or by a governmental authority to disclose the information, provided that the receiving party provides the disclosing party with prompt notice of the request. The period of confidentiality shall survive for a period of three (3) years from the date of termination of this Agreement, however, the parties may provide for a longer period in an agreement to be executed pursuant to this Agreement.

LIMITED DISCLOSURE
With respect to Information as may be provided to either party as herein by the other party hereunder, both parties shall: Restrict disclosure of Information solely to anyone with a need to know only; Use the Information provided hereunder only for purposes directly related to that for which it is provided and for no other purpose; Advise all other persons receiving Information of their obligation to protect the Information as provided hereunder; Whenever possible, require of all persons of to whom disclosure of Information is made to execute a standard agreement for Confidentiality, Non Disclosure or applicable Non Circumvention.

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NON CIRCUMVENTION
For the term of this Agreement and any extensions therewith, the Client agrees that the Client will not attempt to, solicit or enter into any business agreement, conduct business of any kind or nature, either directly or indirectly, with any financial contacts, sources and/or facilities, which were or are previously unknown to the Client, which may become known to the Client under this Agreement. Further, the Client shall not attempt to or hire or engage, in any manner whatsoever, any employee, agent, consultant or other persons known to the Client of having a current or past engagement history with the Firm.

NOTICES
Any notice made between the parties hereto shall be made via facsimile to the facsimile number as set forth below with an original copy delivered personally or by next day international courier service with the greater of delivery in not more than five (5) business days or the first available priority delivery, (e.g. Federal Express, DHL, UPS, etc.). Any personal delivery made shall be deemed to have been made upon the execution of a receipt for the item to be delivered by the party to whom delivery is made. Delivery by international express courier delivery service shall be deemed to have been made when such deliveries shall be made to the addresses set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

If to the Firm: Michael R. Reynolds, President CEO
Name of Company: Reynolds World Investment Enterprises, LLC
Address: 15721 E. 96th Place
Commerce City, CO 80022
Tel: 573-701-0015
Fax: 573-701-0015
E Mail: reynolds@financialspider.com

If to the Client: Name and Title: Carl P. Ranno, President/CEO
Name of Company: American Soil Technologies, Inc
Address: 12224 Montague Street
Pacoima, California 91331
Tel: 818-899-4686
Fax: 818-899-4670

ENTIRE AGREEMENT
This Agreement, together with the related agreements and obligations referred to herein and as created in accordance with the terms hereof, contains the entire agreement between the Firm and the Client and supersedes all prior verbal or written agreements, representations and understandings of the parties, relating to the subject matter hereto. If any terms or conditions of a previous agreement between the Firm and the Client are in conflict with any terms or conditions of this Agreement, all terms, conditions and agreements as set forth in this Agreement shall survive, be primary and supersede said or any previous agreements. No terms or conditions, other than as contained in this Agreement shall be of any legal force or effect, and shall be null and void forever.

AMENDMENTS
This Agreement may be amended at any time provided any such amendments or supplements have been agreed to and executed in writing by the Firm and the Client.

ASSIGNMENT
The Client: The Client may not assign any part or all of this Agreement without the prior written permission from the Firm.

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The Firm: The Firm may assign all or part of its rights, benefits and/or payments as set forth in this Agreement, without prior notice or consent from the Client.

SUCCESSOR AND ASSIGNS
This Agreement shall be binding on, and will inure to the benefit of, the parties and their respective heirs, legal representatives, successors, and assigns.

WAIVERS
Any term or condition of this Agreement may be waived at any time by the party entitled to its benefit by a written instrument executed by the party or by a duly authorized officer of the party. No waiver of any of the provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

ATTORNEYS' FEES
If any action or other proceeding is brought in connection with any of the provisions of this Agreement, the losing party in any litigation or arbitration agrees to pay all the prevailing party's costs of such actions, including any appeals therewith, including attorney's fees and costs, all court and other legal costs and all other costs and expenses connected with such an action, and in addition to any damages sustained by the prevailing party, as awarded by the court or arbitrator as applicable.

AUTHORIZED SIGNATORIES
All parties to this Agreement warrant to each other that the signatory for each party hereto has been and is fully authorized to enter into this Agreement on behalf of itself. Both the Client and the Firm shall forthwith provide each other, corporate resolutions evidencing the Firm's and the Client's Board of Director's approval and empowerment to enter into this Agreement.

EXERCISE OF RIGHT BY FIRM AGENT OR ASSIGNEE
Any right herein conferred upon, or reserved by the Firm, may be exercised by a written and appropriately designated Agent or Assignee of the Firm.

HEADINGS
All headings utilized in this Agreement, including all exhibits, are used for convenience only and shall not be construed as material language or interpretation of this Agreement.

BINDING EFFECT
The provisions of this Agreement shall apply to, and shall bind the successors and assigns, of all the parties to this Agreement.

BOTH THE CLIENT AND THE FIRM ACKNOWLEDGE AND CONFIRM THAT EACH HAS READ, STUDIED AND UNDERSTAND ALL THE TERMS, CONDITIONS, RESTRICTIONS, OBLIGATIONS AND LIABILITIES OF THIS AGREEMENT AND DO HEREBY AGREE TO COMPLY WITH AND ACCEPT ALL SUCH TERMS, CONDITIONS AND LIABILITY HEREWITH. CLIENT AGREES AND CONFIRMS THAT THE FIRM IS AUTHORIZED TO REPRESENT, RELEASE AND DISSIMINATE INFORMATION PERTAINING TO THE STATED COMPANY ABOVE. THE FIRM IS NOT RESPONSIBLE OR HELD LIABLE FOR ANY FALSE, MISLEADING OR MISREPRESENTED INFORMATION PROVIDED TO THEM. THE CLIENT IS RESPONSIBILE FOR THE ACCURACY OF ALL INFORMATION PROVIDED TO THE FIRM. UNDERSTOOD, AGREED AND ACCEPTED BY:

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CLIENT: American Soil Technologies, Inc.

By: /s/ Carl P. Ranno                                         Date: May 24, 2005
    ---------------------------
    Carl P. Ranno
Title: President, Chief Executive Officer

FIRM: Reynolds World Investment Enterprises, LLC

By: /s/ Michael R. Reynolds,
    ---------------------------
    Michael R. Reynolds
                                                              Date: May 24, 2005
Title: President CEO

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